Exhibit 99.1

Premier Air Charter Holdings Inc. Growth In line with the Industry as Summer Air Travel Surges in June 2025

CARLSBAD, CA / ACCESS Newswire / July 29, 2025 / Premier Air Charter Holdings Inc. (OTC PINK: PREM) ("Premier Air Charter", "Premier" or the “Company”), is proud to report that June 2025 marked a significant milestone for the Company, delivering one of the most successful months in its recent history. This exceptional performance underscores a broader industry-wide resurgence and reinforces the Company’s momentum heading into the third quarter of fiscal 2025.

Driven by a notable increase in charter flight demand, the Company expects improved third quarter results, reflecting both strategic growth initiatives and heightened consumer interest in private air travel. This upward trajectory aligns with findings from the latest Global Aircraft Activity Report issued by ARGUS Analytics. Global flight activity across all categories recorded a yearly activity increase of 4.8% from June 2024, highlighting an increase in activity across the charter aviation sector.

“We believe Our June performance reflects a convergence of strong operational execution, rising market demand, and continued loyalty from our clientele,” said Ross Gourdie, President of Premier Air Charter. “We are optimistic about what lies ahead and remain committed to delivering exceptional experiences in the skies.”

About Premier Air Charter

Premier Air Charter Holdings Inc. (OTC PINK: PREM) is a Carlsbad, California-based -based aircraft charter provider that serves an international community of aviation enthusiasts. Premier Air Charter specializes in creating trusted partnerships within the aviation industry to deliver bespoke aviation solutions for its clients. With a focus on reliability, innovation, and sustainability, Premier Air Charter aims to continuously exceed expectations, fostering lasting relationships and becoming the preferred choice for private air travel worldwide. For more information, please visit www.premieraircharter.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company's business and finances in general, including the ability to continue and manage its growth, competition, global economic conditions and other factors discussed in detail in the Company's periodic filings with the Securities and Exchange Commission.

Media Contact:

Ross Gourdie, President
Premier Air Charter
(858) 304-2665
office@premieraircharter.com